UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 31, 2026

ClearOne, Inc.

(Exact name of registrant as specified in its charter)

Nevada	001-33660	87-0398877
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

7533 S Center View Ct. # 5311, West Jordan, Utah	84084
(Address of principal executive offices)	(Zip Code)

+1 (801) 975-7200

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities Registered Pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001	CLRO	The NASDAQ Capital Market

Item 1.01              Entry into a Material Definitive Agreement.

On August 4, 2026, ClearOne, Inc. (the “Company”) entered into a warrant cancellation agreement (the “Warrant Cancellation Agreement”) with First Finance Ltd., whereby the Company and First Finance Ltd. agreed that warrants to purchase up to 437,500 shares of the Company’s common stock (the “Common Stock”) at an exercise price of $5.00 per share for a period of two years following issuance are cancelled and extinguished as of August 4, 2026. The Warrant Cancellation Agreement was entered into in connection with an Agreement and Plan of Merger dated as of July 1, 2026 with CLRO Merger Sub, Inc., Cortigent, Inc. and Vivani Medical, Inc. (the “Merger Agreement”).

The foregoing description of the Warrant Cancellation Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Warrant Cancellation Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 5.02              Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers’ Compensatory Arrangements of Certain Officers.

On July 31, 2026, the Company entered into an employment agreement (the “Employment Agreement”) with Simon Brewer, the chief financial officer of the Company, whereby the Company has retained Mr. Brewer as the chief financial officer of the Company to be effective upon completion of the acquisition of Cortigent for an indefinite period, provided that either party may terminate the Employment Agreement upon providing the other party with 30 days’ prior written notice. Mr. Brewer is to be paid an annual base salary of $300,000 and is eligible for an annual discretionary performance bonus. The Company has agreed to grant to Mr. Brewer stock options to purchase up to 200,000 shares of Common Stock at an exercise price equal to the price of the financing to be completed in connection with the acquisition of Cortigent, which options will vest as to 25% on each anniversary of the Employment Agreement. Mr. Brewer is eligible to participate in any benefit plans offered by the Company. The Company may terminate the Employment Agreement with cause at any time by paying any unpaid salary and expenses/benefits. The Company may terminate the Employment Agreement without cause, or Mr. Brewer may resign for good reason (as defined in the Employment Agreement), on 30 days prior written notice, by paying any unpaid salary and expenses/benefits plus a severance payment of six months of the annual salary and continuing any COBRA benefits for such six month period. Mr. Brewer has agreed to not solicit employees or customers for a period of 12 months following any termination of the Employment Agreement and not to disparage the Company or its past or present officers, directors, managers, employees, products, services or business.

The foregoing description of the Employment Agreement does not purport to be complete and it is qualified in its entirety by reference to the full text of the Employment Agreement filed as Exhibit 10.2 to this Current Report on Form 8-K and incorporated herein by reference.

Item 5.07             Submission of Matters to a Vote of Security Holders.

On August 3, 2026, a stockholder (the “Consenting Stockholder”) of the Company holding at least a majority of the voting power of the Company’s outstanding shares of capital stock entitled to vote adopted resolutions by written consent (the “Written Consent”) in lieu of a meeting of stockholders to approve (i) the issuance of 12,500,000 shares of Common Stock (the “Stock Issuance”) in connection with the Merger Agreement, which represents more than 20% of the Common Stock outstanding and results in a change of control of the Company pursuant to Nasdaq Listing Rules 5635(a) and 5635(b), respectively; and (ii) the adoption of the Company’s 2026 Omnibus Incentive Plan (the “Plan Adoption”). In connection with the Stock Issuance and Plan Adoption, the Company will file with the Securities and Exchange Commission an information statement on Schedule 14C (the “Schedule 14C”) that will be mailed to all holders of record of the Company’s voting capital stock as of the close of business on July 31, 2026 (the “Record Date”). Copies of the Merger Agreement and the Company’s 2026 Omnibus Incentive Plan will be filed as appendices to the Schedule 14C.

The Consent Stockholder is First Finance, Ltd. As of the close of business on the Record Date, the Consenting Stockholder held 1,641,162 shares of the Company’s Common Stock, representing approximately 61.3% of the voting power of our outstanding shares of capital stock entitled to vote.

In accordance with Rule 14c-2 under the Securities Exchange Act of 1934, the Company plans to effectuate the Stock Issuance and Plan Adoption no earlier than twenty (20) calendar days after the commencement of mailing of the Schedule 14C to the Company’s stockholders.

Item 9.01              Financial Statements and Exhibits

(d)  Exhibits

Exhibit Number	Exhibit Title
10.1	Warrant Cancellation Agreement, dated as of August 4, 2026, by and between ClearOne, Inc. and First Finance Ltd.
10.2	Employment Agreement, dated as of July 31, 2026, by and between ClearOne, Inc. and Simon Brewer.
104.1	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLEARONE, INC.

Date: August 5, 2026	By:	/s/ Simon Brewer
Simon Brewer
Chief Financial Officer